701 Xenia Avenue South, Suite 475 Minneapolis MN 55416 763-432-1500 ● www.aspirityholdings.com

July 15, 2016	PRESS RELEASE

Aspirity’s New Interim CEO Reflects on the Company’s Outlook

MINNEAPOLIS, MN – Timothy S. Krieger, announced yesterday as Interim CEO of Aspirity Holdings LLC, reflected on his outlook for the Company.

Mr. Krieger stated: "While it was an unfortunate turn of events that brought me to my new role as Interim CEO, I intend to devote my full-time efforts to the Company until a new replacement CEO can be found. I am confident that the Company will have more than 30,000 customers by the end of the year, which will provide a solid foundation for future growth. I have recently invested another $500,000 in the Company and I am committed to providing the resources the Company needs to attain its year-end customer goal. Although customer growth has been constrained by the delays the Company has experienced in getting licensed in all the areas it targeted, we expect to double our base of potential customers, expanding by approximately 10,000,000 by this Fall. Using the marketing methods the Company has already validated as capable of producing new customers, the entire management team believes the 30,000 customer goal is well within reach."

In recognition of Mr. Krieger's efforts on behalf of the Company and his continuing financial support, the independent members of the Board of Directors granted him 10,000 Series A Common Membership Units, subject to FERC approval.

About Aspirity Holdings LLC

Aspirity Holdings LLC, formerly known as Twin Cities Power Holdings, LLC, is a Minnesota limited liability company that serves as a holding company and is headquartered at 701 Xenia Avenue South, Suite 475, Minneapolis MN 55416, telephone 763-432-1500. Following the spin-off of Krieger Enterprises, the Company has operations in two business segments - retail energy through Aspirity Energy (www.aspitityenergy.com) and financial services through Aspirity Financial. While the equity of Aspirity is privately held, our Renewable Unsecured Subordinated Notes are registered with the SEC and may be purchased by residents of Arizona, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Kansas, Louisiana, Michigan, Minnesota, Mississippi, Missouri, New Hampshire, New Jersey, New Mexico, New York, Pennsylvania, Rhode Island, South Dakota, Texas, Utah, Vermont, and Wisconsin. To obtain more information about the Company, an investment kit, or see our most recent interest rate offerings, visit www.aspirityholdings.com.

Forward Looking Statements

This press release contains forward-looking statements, in particular estimates of geographic and customer growth Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in forward-looking statements as a result of various factors, including, but not limited to, those set forth in the “Risk Factors” sections of our filings with the Securities and Exchange Commission.

701 Xenia Avenue South, Suite 475 Minneapolis MN 55416 763-432-1500 · www.aspirityholdings.com

If any of the events described in these “Risk Factors” occur, they could have a material adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in our SEC filings, in mind. You should not place undue reliance on any forward-looking statement. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this press release.

Investor Relations Contact

Wiley H. Sharp III, CFO, 763-432-1502